Exhibit 10.22(b)
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                                                   February 15, 1995


                       MALLINCKRODT GROUP INC.

                             RESOLUTION

               Amendment of Deferral Election Plan for
                       Non-Employee Directors
                   ----------------------------

RESOLVED, that upon recommendation of the Corporate Governance Committee, and in conformance with rights reserved to the Board under
Section 3.1 of the Deferral Election Plan for Non-Employee Directors of the Corporation (the "Plan"), Sections 2.4 and 3.7 of the Plan be and the same are hereby amended as provided in Attachment A; and

RESOLVED FURTHER, approval by shareholders of the Company on the amendments is not required as these amendments do not materially increase the benefits accruing to participants in the Plan.



(attachment)
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ATTACHMENT "A" TO FEBRUARY 15, 1995 RESOLUTION TITLED "AMENDMENT OF
DEFERRAL ELECTION PLAN FOR NON-EMPLOYEE DIRECTORS."



     2.4 Dividends; Voting. If the Participant elects not to defer receipt of dividend equivalents on Stock previously allocated, dividend equivalents on such Stock will be paid directly to the Participant as, if and when dividends are paid by the Company. If the Participant elects to defer receipt of the Stock, the Participant shall not have the right to vote the Stock purchased for the debit account of the Participant.



     3.7 Unsecured Obligation. Amounts deferred under this Plan shall be an unsecured obligation of the Company.